PagerDuty Appoints Teresa Carlson to Board of Directors

Former AWS, Splunk and Microsoft Executive Brings Go-to-Market,
Public Sector and Operations Expertise

SAN FRANCISCO - March 13, 2024 - PagerDuty, Inc. (NYSE:PD), a global leader in digital operations management, announced today the appointment of Teresa Carlson to the company’s Board of Directors. Carlson brings more than 25 years of industry experience and expertise in leading complex business transformations for premier SaaS, data management and cloud businesses, including Amazon Web Services (AWS), Splunk, Microsoft and General Catalyst.

“Teresa is an accomplished go-to-market leader in both private and public sectors, with a proven track record scaling global organizations,” said Jennifer Tejada, PagerDuty Chairperson and CEO. “As PagerDuty continues to build momentum and deliver on the promises of the PagerDuty Operations Cloud, Teresa’s industry accomplishments and cloud expertise will be valuable as we continue to grow our enterprise and public sector businesses.”

Carlson spent more than a decade at AWS where she started the Worldwide Public Sector business unit, which included federal, central, and state and local governments, Education, Education Technology (EdTech), Government Technology (GovTech), nonprofits and non-governmental organizations (NGOs). She also started an aerospace and satellite business unit and added responsibilities for other regulated industries.

Previously, she was President and Chief Growth Officer at Splunk where Carlson was responsible for aligning sales, customer success and marketing leaders to drive business transformation across go-to-market business segments. During her time on Splunk’s executive leadership team, she successfully advanced cloud-first initiatives, created new market opportunities and accelerated growth. Additionally, Carlson served as Vice President of Microsoft Federal Government, where she oversaw the company’s US Federal Government business. Carlson holds a bachelor of science and a master of science degree from Western Kentucky University.

“PagerDuty has long been a company that I’ve admired for its visionary leadership, industry-leading technology and tens of thousands of passionate customers,” stated Carlson. “Right now CIOs, CTOs and CEOs of all organizations are focused on leveraging technology to gain a competitive advantage. I look forward to bringing my go-to-market expertise to PagerDuty, supporting Jennifer, and working with my fellow board members.”

About PagerDuty Inc.
PagerDuty, Inc. (NYSE:PD) is a global leader in digital operations management. The PagerDuty Operations Cloud revolutionizes how critical work gets done, and powers the agility that drives digital transformation. Customers rely on the PagerDuty Operations Cloud to compress costs, accelerate productivity, win revenue, sustain seamless digital experiences, and earn customer trust. More than half of the Fortune 500 and more than two-thirds of the Fortune 100 trust PagerDuty, including Cisco, Cox Automotive, DoorDash, Electronic Arts, Genentech, Shopify, Zoom and more. To learn more and try PagerDuty for free, visit www.pagerduty.com. Follow our blog and connect with us on LinkedIn, X, YouTube and Facebook. We’re also hiring, visit https://www.careers.pagerduty.com/ to learn more.

The PagerDuty Operations Cloud
The PagerDuty Operations Cloud is the platform for mission-critical, time-critical operations work in the modern enterprise. Through the power of AI and automation, it detects and diagnoses disruptive events, mobilizes the right team members to respond, and streamlines infrastructure and workflows across your digital operations. The Operations Cloud is essential infrastructure for revolutionizing digital operations to compete and win as a modern digital business.

Media Contact:
Debbie O’Brien
media@pagerduty.com

Investor Relations Contact:
Tony Righetti
investor@pagerduty.com